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           SUPPLEMENT TO THE OFFER TO PURCHASE DATED NOVEMBER 6, 1996

                              HC INVESTMENTS, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                  HENKEL KGaA
           HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)
                                       OF
                              LOCTITE CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 1996,
                         UNLESS THE OFFER IS EXTENDED.

                                                                December 6, 1996

To Our Clients:

    Enclosed for your consideration is a Supplement dated December 6, 1996 (the "SUPPLEMENT") to the Offer to Purchase dated November 6, 1996 (the "OFFER TO PURCHASE") and the related revised Letter of Transmittal (the "LETTER OF TRANSMITTAL" and, together with the Offer to Purchase and the Supplement, the "OFFER") relating to the offer by HC Investments, Inc., a Delaware corporation ("PURCHASER"), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "SHARES"), of Loctite Corporation, a Delaware corporation (the "COMPANY"), including the associated common stock purchase rights (the "RIGHTS") issued pursuant to the Rights Agreement (the "RIGHTS AGREEMENT"), dated as of April 14, 1994, between the Company and The First National Bank of Boston, as Rights Agent, at a price of $61.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. References to Shares include references to the associated Rights, unless the context indicates otherwise.

    WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.

    A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

    Your attention is directed to the following:

        1.  The offer price is $61.00 per Share, net to the seller in cash.

        2. On December 5, 1996, Purchaser, Parent and the Company entered into a merger agreement providing for, among other things, an increase in the price to be paid pursuant to the Offer from $57.75 to $61.00 net per Share to you in cash and, following consummation of the Offer, the merger of a wholly-owned subsidiary of Purchaser with and into the Company (the "MERGER"), pursuant to which each outstanding Share (other than Shares owned by Parent, Purchaser or any other direct or indirect subsidiary or affiliate of Parent, Shares held in the treasury of the Company and Shares held by stockholders of the Company who properly exercise their appraisal rights under applicable Delaware law) will be converted into the right to receive $61.00 per Share in cash.
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        3.  The Board of Directors of the Company has unaminously (with the
    Henkel-Nominated Directors abstaining) approved the Offer and determined that the Offer and the Merger are in the best interests of the Company's stockholders. The Board recommends that stockholders accept the Offer and tender their Shares.

        4. THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN SHORTENED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED AS SET FORTH IN THE SUPPLEMENT.

        5.  The Offer is being made for all outstanding Shares.

        6. Purchaser currently owns 11,208,224 Shares, representing approximately 35.0% of the outstanding Shares and approximately 34.3% of the outstanding Shares on a fully diluted basis.

        7. The Offer is conditioned upon there being validly tendered (and not withdrawn) prior to the Expiration Date (as defined in the Supplement) that number of Shares that would, when aggregated with the Shares already owned by Purchaser, represent at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase. The Offer is subject to other terms and conditions. See the section entitled "THE AMENDED OFFER--Amendments to Certain Conditions of the Offer" of the Supplement.

        8. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to required backup federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See the sections entitled "SPECIAL FACTORS-- Certain U.S. Federal Income Tax Consequences" and "THE TENDER OFFER--Procedure for Tendering Shares" of the Offer to Purchase and "THE AMENDED OFFER--Procedure for Tendering Shares" of the Supplement.

    The Offer is made solely by the Offer to Purchase, the Supplement and the related revised Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Rothschild Inc., the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE, WHICH, AS DESCRIBED IN THE SUPPLEMENT, HAS BEEN SHORTENED TO FRIDAY, DECEMBER 20, 1996, UNLESS THE OFFER IS EXTENDED.
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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING ANY ASSOCIATED STOCK PURCHASE RIGHTS)
                                       OF
                              LOCTITE CORPORATION

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 6, 1996, the Supplement dated December 6, 1996 and the related revised Letter of Transmittal (collectively, the "OFFER"), in connection with the offer by HC Investments, Inc., a Delaware corporation ("PURCHASER"), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "SHARES"), of Loctite Corporation, a Delaware corporation, including the associated common stock purchase rights (the "RIGHTS") issued pursuant to the Rights Agreement, dated as of April 14, 1994, between the Company and The First National Bank of Boston, as Rights Agent.

    This will instruct you to tender to Purchaser the number of Shares (including the associated Rights) indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares to be Tendered*: _____________________ Shares of Common Stock

 Account Number: _________________________________

 Dated: _____________________ , 1996

                                   SIGN HERE

 Signature(s): ________________________________________________________________

 Print Name(s): _______________________________________________________________

 Print Address(es): ___________________________________________________________

 Area Code(s) and Telephone Numbers(s): _______________________________________

 Taxpayer ID No. or Social Security No.: ______________________________________

*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.